UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ACCO BRANDS CORPORATION

(Name of Registrant as Specified in Its Charter)

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May 1, 2023

Dear Fellow Stockholders:

In its 2023 proxy paper issued for ACCO Brands Corporation, Glass Lewis is recommending that stockholders vote “Against” Proposal 5 in the 2023 ACCO Brands Proxy Statement in which we seek approval of an amendment to the 2022 ACCO Brands Corporation Incentive Plan (the “Plan”) to increase the number of shares reserved for issuance. We recommend that stockholders vote “For” this proposal.

Glass Lewis states our plan “failed several important analyses” when in fact, their sole concern is related to our overhang. Glass Lewis calculated our basic overhang to be 25.66 percent and our fully diluted overhang to be 20.4 percent.

As detailed in our Proxy Statement, we calculate the potential dilution under the Plan as adopted in 2022 to be 13.6 percent. The amendment to the Plan will increase potential dilution by 8.0 percentage points. Therefore, as of March 20, 2023, we estimate that the total potential dilution with the additional shares requested for the Plan as amended would approximate 19.7 percent in total.

We believe that the expected potential dilution that will result from the amendment to the Plan is reasonable under the circumstances for the following reasons, among others:

•
The weighted average exercise price of the 6,645,906 outstanding stock options as of March 20, 2023 is $9.27 compared to our closing stock price of $4.77 on this same date. Approximately 1,221,413 outstanding stock options with exercise prices in excess of $12.50 per share expire in the next two years and there is a possibility that these soon to expire options may not be exercised. We also do not intend to continue to issue stock option awards under the Plan going forward.

•
We have 7,567,169 outstanding full value awards (includes all outstanding PSUs at target and all outstanding RSUs). As a result of the fungible share ratio, the Plan share reserve is reduced by 2.00 shares for each PSU and RSU awarded (by 15,134,338 shares), reducing the actual dilutive effect of the share pool.

•
From time to time, we have used time-based and performance-based long term cash awards to preserve our share pool and extend its life, but we much prefer granting equity awards to our vice president level employees to better align their incentives with our stockholders.

For the reasons noted above, we believe our overhang is reasonable and recommend stockholders vote “For” proposal 5.

More information about the features contained in the Plan that are designed to serve our stockholders’ interests and our company’s corporate governance and executive compensation policies is contained in our 2023 Proxy Statement. Please contact Chris McGinnis, Senior Director Investor Relations, at christopher.mcginnis@acco.com if you have any questions.

Sincerely,

Pamela R. Schneider

Senior Vice President, General Counsel & Corporate Secretary